EXHIBIT 99.2
BEAR STEARNS
[GRAPHIC OMITTED]
                                                 The Bear Stearns Companies Inc.
                                                              383 Madison Avenue
                                                             New York, NY  10179
                                                              Tel (212) 272-2000
                                                             www.bearstearns.com


Contact:    Elizabeth Ventura       (212) 272-9251
            Kerri Kelly             (212) 272-2529


                    THE BEAR STEARNS COMPANIES INC. TO REDEEM
              ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK, SERIES A


New York, New York--December 15, 2003--The Bear Stearns Companies Inc. (NYSE:
BSC), today announced that it has called for redemption all of its outstanding Adjustable Rate Cumulative Preferred Stock, Series A (NYSE: BSC PrA, CUSIP No. 073902207) (the "Series A Preferred Stock"), for a redemption value of $23,962,500. The redemption price will be $50.00 per preferred share, due and payable on January 15, 2004 to stockholders of record on January 15, 2004.

      In addition, the Board of Directors of The Bear Stearns Companies Inc. declared a quarterly cash dividend of 68.75 cents per share on the outstanding shares of Series A Preferred Stock, payable January 15, 2004 to stockholders of record on December 31, 2003.

      The preferred shares are being called pursuant to the redemption provisions of the governing documents and all dividends on the preferred shares will cease to accrue on and after January 15, 2004, the redemption date. Mellon Investor Services, a Mellon Financial Company, is the redemption agent.

      Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm. With approximately $34.4 billion in total capital, Bear Stearns serves governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales, trading and research, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers financing, securities lending, clearing and technology solutions to hedge funds, broker-dealers and investment advisors. Headquartered in New York City, the company has approximately 10,500 employees worldwide. For additional information about Bear Stearns, please visit the firm's Web site at http://www.bearstearns.com.